UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 22, 2008

METAVANTE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	001-33747	39-0968604
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4900 West Brown Deer Road

Milwaukee, Wisconsin 53223

(Address of principal executive offices, including zip code)

(414) 357-2290

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On January 24, 2008, Metavante Technologies, Inc. (“Metavante”) issued a press release announcing its results of operations and financial condition for the fourth quarter and full year ended December 31, 2007. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.06.	Material Impairments.

On January 22, 2008, Metavante determined that charges were necessary to reflect the impairment of goodwill and certain long-lived assets in accordance with generally accepted accounting principles. Accordingly, Metavante recorded a charge of $129.5 million for the period ending December 31, 2007.

Metavante performed a goodwill impairment test in the fourth quarter due to its recently completed separation from Marshall & Ilsley Corporation and an adverse change in the business climate for the Image Solutions Division (“Image”) reporting unit, and determined the goodwill as well as certain long-lived assets of Image were impaired. This conclusion was reached based on the results of an updated long-term financial outlook for Image. The financial outlook for Image was reduced due to an underperformance of license sales in the second half of 2007, a lowering of Image’s financial forecasts for 2008 as part of the recently completed annual planning cycle, and an expectation that spending could be constrained by Metavante’s customers due to the current difficult environment faced by financial institutions. After evaluating the foregoing and its impact on the fair value of Image, Metavante recorded a reduction of $101.1 million in the carrying value of goodwill and $14.6 million in other long-lived assets related to Image.

The remaining impairment charges relate to other long-lived assets and consist of the following: a charge of $6.8 million for a customer relationship intangible asset recorded in connection with the GHR Systems, Inc. business unit due to lower than expected volumes in the mortgage industry and a charge of $7.0 million relating primarily to capitalized software costs for certain products where Metavante discontinued future marketing efforts on those products.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Metavante Press Release dated January 24, 2008

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METAVANTE TECHNOLOGIES, INC.

Date: January 24, 2008		/s/ Navroz J. Daroga
	Name:	Navroz J. Daroga
	Title:	Executive Vice President, Chief Administrative Officer and Secretary

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Metavante Press Release dated January 24, 2008

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